Exhibit 10.1

Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is made and entered into effect as of the 12st day of March, 2025 (the “Effective Date”), by and between (i) Pluri Inc., a company organized and existing under the laws of the State of Nevada (the “Parent”) and Pluri Biotech Ltd a company organized under the laws of the State of Israel, and a wholly owned subsidiary of Parent (the “Purchaser”) on one hand, and (ii) the sellers prescribed under Schedule A attached hereto (jointly and severally, the “Seller”) on the other hand. The Parent, the Purchaser and Seller are referred to collectively herein as the “Parties” and separately as a “Party”.

WHEREAS, the Seller is the owner of 400,000 Ordinary Shares, par-value NIS 0.01 each, and 175,000 Preferred Seed-1 Shares, par-value NIS 0.01 each, of Kokomodo Ltd. CR# 516932753, a private company incorporated under the laws of the State of Israel (the “Company”);

WHEREAS, the Company is engaged in the business of Cocoa cultivation (the “Business”);

WHEREAS, the Parent and Chutzpah Holdings Limited, are parties to that certain Securities Purchase Agreement, dated January 23, 2024 (the “Securities Purchase Agreement”), according to which, inter-alia, Chutzpah Holdings Limited purchased securities of the Parent in an amount of US$6,500,000 (the “Financing Amount” and “Financing Transaction”, respectively), and concurrently with the execution of the Securities Purchase Agreement, have entered into a binding term-sheet, dated January 22, 2025, contemplating the transactions prescribed herein and thereby (the “Term-Sheet”); and,

WHEREAS, the Purchaser wishes to purchase from Seller, and Seller wishes to sell to the Purchaser, the Purchased Interests, in accordance with the terms and conditions herein prescribed; and,

NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein made, and in consideration of the representations, warranties, and covenants herein contained, intending to be legally bound hereby the Parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

In addition to other defined items in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

1.2	“Assigned Loan” means that certain convertible loan reflecting a principal amount of US$500,000 made available to the Company by Chutzpah on or about January 2025.

1.3	“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel, or any day on which banking institutions in the State of New York or the State of Israel are authorized or required by law or other governmental action to close; provided, however, that, for calculating a Business Day, any action to be taken by a party hereunder, a Friday as of and after 1:00 p.m. (Tel Aviv time) shall not be considered a Business Day.

1.4	“Business” has the meaning set forth in the first Recital hereof.

1.5	“Company Option” means any right of a Person to subscribe for any equity interest in the Company.

1.6	“Commission” means the United States Securities and Exchange Commission.

1.7	“Consideration” means US$4,500,000, payable in newly issued 976,139 Consideration Shares.

1.8	“Consideration Shares” means 976,139 shares of the Parent’s Common Stock.

1.9	“Debt” shall mean as of the Closing Date and without duplication, all Indebtedness of the Company, whether or not recognized as such in accordance with IFRS.

1.10	“Domain Names” means all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

1.11	“Effective Date” has the meaning set forth in the first paragraph hereof.

1.12	“Transaction Stock Price” means US$ 4.61.

1.13	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or legal entity.

1.14	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.15	“Founder” means Ms. Tal Govrin.

1.16	“Fully Diluted” means all issued and outstanding share capital of the Company, all securities issuable upon the conversion of any existing convertible securities or loans, the exercise of all outstanding warrants, options, options reserved (whether promised, allocated or unallocated, vested or unvested), and issuance of securities pursuant to any anti-dilution rights of existing shareholders (if any), excluding the Assigned Loan and excluding Simple Agreements for Future Equity set forth in the Disclosure Schedule.

1.17	“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

1.18	“Intellectual Property Rights” means any and all of the rights in, arising out of, or associated with throughout the world in or to:

(i)	all United States and foreign patents (including utility models) and applications therefor, including provisional applications, as well as all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof (collectively, “Patents”);

(ii)	all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data (“Trade Secrets”);

(iii)	all United States and foreign copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; and

(iv)	all United States and foreign trademarks, service marks, trade names, Domain Names, logos, brand names and trade dress, whether registered or unregistered, and all other rights corresponding thereto throughout the world.

1.19	“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable; (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments; (d) all obligations of such Person under conditional sale; (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated); (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all obligations of such Person under forward sales, futures, options, swaps, collars, caps and other similar hedging arrangements (including interest rate hedging or protection agreements); (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property, under an arrangement which provides that the entire payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; (i) all guaranties by such Person of obligations of others; and (j) all liabilities of such Person under leases required to be accounted for as capital leases under IFRS.

1.20	“Indemnifying Party” means, as the case may be pursuant to Section 10, the Seller or Parent, as applicable.

1.21	“IFRS” means International Financial Reporting Standards.

1.22	“ITA” means the Israel Tax Authority.

1.23	“Liabilities” means any and all debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any law, contract or proceeding (regardless of whether such liabilities arising under such law, contract or proceeding are required to be reflected on a balance sheet in accordance with IFRS), whether or not accrued or contingent.

1.24	“Liens” means all mortgages, liens, pledges, charges, security interests, right of first refusal, preemptive right, anti-dilution right, call, community property interest or other similar encumbrances of any kind or nature whatsoever.

1.25	“Company Material Adverse Effect” means a material and adverse effect on the assets, properties, financial conditions, operating results related to the Company and/or the Business as currently conducted, excluding any state of facts, change, effect, condition, development, event or occurrence arising from or related to (i) changes in general economic conditions, capital market, financial, political or regulatory conditions, (ii) changes affecting the industry and/or market in which the Company operates generally; (iii) any act of war, sabotage or terrorism, armed hostilities, civil strife, any military action or the escalation thereof, (iv) changes in applicable laws or accounting rules or principles, (v) the execution and delivery of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement, and (vi) any action taken by the Company and/or the Seller at the Parent’s and/or Purchaser’s request or consent or to comply with the express terms of this Agreement or of the transactions contemplated hereunder or thereunder.

1.26	“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes without limitation software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

1.27	“Ordinance” means the Israeli Tax Ordinance [New Version] 5721-1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including, and publications and clarifications issued by the ITA.

1.28	“Paying Agent” means ESOP Management and Trust Services Ltd. or such other paying agent elected by Parent as coordinated with Seller.

1.29	“Party” and “Parties” have the meaning set forth in the first paragraph hereof.

1.30	“Person” means any individual or Entity.

1.31	“Parent Common Stock” means the Parent’s shares of common stock, US$ 0.00001 par-value each.

1.32	“Parent Fundamental Reps” means the representations and warranties set forth under Section 5.

1.33	“Parent Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any of the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole (excluding any state of facts, change, effect, condition, development, event or occurrence arising from or related to (i) changes in general economic conditions, capital market, financial, political or regulatory conditions, (ii) changes affecting the industry and/or market in which the Company operates generally; (iii) any act of war, sabotage or terrorism, armed hostilities, civil strife, any military action or the escalation thereof, (iv) changes in applicable laws or accounting rules or principles), or (iii) a material adverse effect on the Parent’s ability to perform in any material respect on a timely basis its obligations in connection with the transactions contemplated herein (excluding the Shareholder Approval).

1.34	“Registrable Securities” means the Consideration Shares, together with any share capital issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, share split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing, in each case held at the relevant time by the Seller; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such Securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Parent and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

1.35	“Shareholder Approval” shall have the meaning ascribed to it under the Securities Purchase Agreement.

1.36	“Sanctioned Person” means any company, entity, vessel or individual:

(i)	listed on a sanctions list;

(ii)	located or resident in or incorporated under the laws of a country or territory that is subject to sanctions (“Sanctioned Country or Territory”);

(iii)	that is, or is part of, the government of a Sanctioned Country or Territory or any political subdivision, body, agency or instrumentality thereof; or

(iv)	owned or controlled by, or acting on behalf of, any of the foregoing; or otherwise a target of sanctions.

1.37	“SEC” means the Securities Exchange Commission.

1.38	“SEC Reports” means all reports, schedules, forms, statements and other documents that the Parent was or is required to file with the Commission under either the Securities Act or the Exchange Act, since becoming subject to the requirements of the Exchange Act (the foregoing documents (together with any documents filed by the Parent under the Securities Act or Exchange Act, whether or not required), and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the Commission, but excluding any information for which the Company has received confidential treatment from the Commission.

1.39	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.40	“Seller Fundamental Reps” means the representations and warranties set forth under Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.23, 4.24, 4.25, 4.28, and 4.30.

1.41	“Software” means any and all computer software, documentation, code and other materials, including assemblers, applets, compilers, source code, source code listings, object code, algorithms, data (including image and sound data), manuals, instructions, samples, examples, content, charts, diagrams, design tools and user interfaces, in any form or format, however fixed.

1.42	“Subsidiary” means with respect to any Person, any company, partnership and/or any other form of corporation, more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of that Person, and (b) any partnership, association, joint venture, limited liability company or other entity in which that Person directly or indirectly through one or more subsidiaries of the Person has more than a fifty percent (50%) equity interest.

1.43	“Third Party Approvals” means any notice, approval or consent that are necessary in order to consummate the transactions set forth herein.

1.44	“Third Party Software” means any off-the-shelf software and/or any other software licensed by Company.

1.45	“Trading Day” means a day on which the principal Trading Market is open for trading.

1.46	“Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the Nasdaq Capital Market and the Tel Aviv Stock Exchange (or any successors to any of the foregoing).

1.47	“Transfer Agent” means Equiniti Trust Company, LLC, the current transfer agent of the Parent, with a mailing address of 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660, and any successor transfer agent of the Parent.

1.48	“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding tax withholding, issued by the ITA in the form and substance satisfactory to the Paying Agent, that is applicable to the payments to be made to any Person pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli tax is required with respect to such payment or providing other instructions regarding such payment or withholding.

2. TRANSACTION

2.1. Purchase of Interests.

2.1.1. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Purchaser shall purchase from the Seller, and the Seller shall (i) sell to the Purchaser, all of the Purchased Shares, constituting on the Closing Date, the 71.10% of the issued and outstanding share capital of the Company, on a Fully Diluted basis excluding the reserved but unpromised option pool as of the Effective Date (the “Purchased Shares”), and (ii) transfer, assign and convey in favor of the Purchaser, the Assigned Loan (together with the Purchased Shares: the “Purchased Interests”); free and clear of any Liens and encumbrances.

2.2. Consideration.

2.2.1. In consideration for the sale, transfer and conveyance of the Purchased Interests and all other transactions contemplated hereto and thereby, the Parent shall pay the Seller the Consideration, by issuance of the Consideration Shares, which constituted 12.14% of Parent’s issued and outstanding share capital on a Fully Diluted basis after the deemed issuance of the Consideration Shares (but excluding any securities issuable in connection with the Securities Purchase Agreement), on the date of the Term Sheet, free of any Liens and encumbrances, without setoff, adjustments or deductions of any kind other than with respect to the provisions of Section 9, if and as required, as follows:

2.3. Closing Consideration.

2.3.1. At the Closing, 100% of the Consideration Shares shall be issued to the Paying Agent, for the benefit of the Seller, based on the allocation set forth in Schedule A (the “Closing Consideration”).

3. CLOSING

3.1. The Closing.

3.1.1. Closing. The closing of the transactions contemplated herein and thereby (the “Closing”) shall be held by electronic exchange of documents, as soon as practicable, but in any event within three (3) Business Days, after the last of the Conditions Precedent (as defined in Section 3.4 below) is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) on or prior to the Outside Date, or at such other time and place as the Parties mutually agree upon orally or in writing (the date of the Closing being herein referred to as the “Closing Date”).

3.2. Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

3.2.1. Share Transfer Deeds. The Seller shall deliver to the Purchaser Share transfer deeds in favor of the Purchaser substantially in the form attached hereto as Schedule 3.2.1(a), duly executed by the Seller and covering the transfer of the Seller’s Purchased Shares, together with the Seller’s share certificates covering the Seller Purchased Shares under the name of the Seller, or in the absence of such share certificates, affidavit of loss of share certificate substantially in the form attached hereto as Schedule 3.2.1(b).

3.2.2. Assignment of Assigned Loan. The Seller shall deliver to the Purchaser an Assumption and Assignment Agreement of the Assigned Loan to the Purchaser, substantially in the form attached hereto as Schedule 3.2.2, duly executed by the Seller (the “Assignment Agreement”).

3.2.3. Board Resolutions. The Seller shall cause Company to deliver to the Parent copies of duly executed resolutions of the Board of Directors of the Company substantially in the form attached hereto as Schedule 3.2.3.

3.2.4. Shareholders Resolutions. The Seller shall cause the Company to deliver to the Parent copies of duly executed resolutions of its shareholders by which, effective as of the Closing, Mr. Yaky Yanay and Ms. Liat Zalts have been appointed as a director in the Company (the “New Directors”); substantially in the form attached hereto as Schedule 3.2.4.

3.2.5. Share Certificates and Registration. The Seller shall cause Company to deliver to the Parent a duly executed and valid share certificate in the name of the Parent reflecting the Seller’s Purchased Shares transferred to the Parent at the Closing, substantially in the form attached hereto as Schedule 3.2.5(a). The Seller shall cause Company to register the transfer of the Seller’s Purchased Shares in the Company’s Shareholder Register and shall deliver a copy of the Shareholder Register to the Parent substantially in the form attached hereto as Schedule 3.2.5(b).

3.2.6. Compliance Certificate. The Seller shall deliver to the Parent a certificate substantially in the form attached hereto as Schedule 3.2.6, duly executed by a director of the Company, dated as of the Closing Date, such certificate confirming the satisfaction as of the Closing of the Parent’s Conditions Precedent.

3.2.7. Director Resignation Letters. The Seller shall deliver to the Parent duly executed resignation letters of Eli Mor and Alexandre Weinstein from the Company’s Board of Directors (substantially in form attached hereto as Schedule 3.2.7), dated as of the Closing Date.

3.2.8. Listing. the Parent shall have filed additional listing applications and/or notices of each of the Nasdaq Capital Market and the Tel Aviv Stock Exchange (the “TASE”) for the listing of the Consideration Shares issuable to the Seller at the Closing pursuant to the transactions contemplated herein.

3.2.9. Agreements.

3.2.9.1. Seller, Parent and the Paying Agent shall enter into a paying agreement substantially in the form attached hereto as Schedule 3.2.9.1 (the “Paying Agent Agreement”).

3.2.9.2. Seller shall have delivered to Parent a Leak-Out Agreement in the form attached hereto as Schedule 3.2.9.2 (the “Leak-Out Agreement”).

3.2.9.3. Parent shall have delivered to the Seller, a standard undertaking in favor of the Israeli Innovation Authority, in a form mutually acceptable to the Parties, and a waiver by all parties whose options or other rights to acquire securities of Parent are accelerated as a result of the consummation of the transactions contemplated hereby (whether alone or together with the closing of the Securities Purchase Agreement) in a form reasonably acceptable to Seller.

3.2.9.4. Seller shall have delivered to Parent all requisite Third Party Approvals in such form as reasonably satisfactory to Parent.

3.2.10. Pluri Consents.

3.2.10.1. Parent shall have secured the Shareholder Approval, as described in Section 3.5.4 below, approval of its Board of Directors for this Agreement and the transactions contemplated hereby, and any other third-party consents (if any) required for the consummation of the transactions contemplated hereby in such form as reasonably satisfactory to Seller.

3.3. Conditions to Closing by the Parent. The obligations of the Parent to pay the Closing Consideration, is subject to the fulfillment on or before the Closing of the following conditions precedent (“Parent Conditions Precedent”), any one or more of which may be waived in whole or in part by the Parent, in its sole discretion.

3.3.1. Accurate Representations and Warranties. (i) The representations and warranties set forth in Section 4 below (except for the Seller Fundamental Reps), shall be true and correct when made (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date), in all material respects , and (ii) the Seller Fundamental Reps (as defined below) shall be true and correct; each as of the Closing Date as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in Section 4 of this Agreement, except for such failures of such representations and warranties (other than Seller Fundamental Reps, but except for such purpose, the Seller Fundamental Reps prescribed under Section 4.30 which shall be true and correct in all material respects as of the Closing) to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.2. Compliance with Covenants. The Company and the Seller, as the case may be, shall have performed and complied in all material respects with all of its covenants, agreements and undertakings as set forth herein.

3.3.3. Qualifications and Consents. (a) The Company and the Seller, as the case may be in their capacity, shall have obtained all Third Party Approvals, permits, consents, approvals and authorizations that shall be necessary or required lawfully for the Company and the Seller to consummate the transaction contemplated by this Agreement (and all of the foregoing shall be effective as of the Closing) including the receipt of Shareholder Approval, except the required notices specified in Schedule 4.3.2.2(b) with the Israeli Registrar of Companies (the “Registrar”) and (b) shall have delivered to the Parent on or prior to the Closing of copies of such permits, consents, approvals and authorizations specified in Schedule 4.3.2.2(b).

3.3.4. No Action. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

3.3.5. Actions Taken; Delivery of Documents. All the actions to be taken as set forth in Section 3.2 above and under this Section 3.3.5 shall have been completed, and all documents to be delivered by the Company and Seller, as set forth in Section 3.2 above and under this Section 3.3.5, shall be delivered to the Parent.

3.3.5.1. The Seller shall have delivered to Parent duly executed copy of the Paying Agent Agreement.

3.3.5.2. Company shall have delivered to the Parent a copy of the shareholders resolutions evidencing the nomination of the New Director, and the resignation of all directors nominated on behalf of Seller then existing prior to the Closing.

3.3.6. Absence of Material Adverse Changes. From the date hereof until the Closing, there will have been no Company Material Adverse Effect.

3.4. For avoidance of doubt, any Schedule and/or deliverable not concluded on the Effective Date shall be completed by the Parties by the Closing Date.

3.5. Conditions to Closing by the Seller. The Seller’s obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (“Seller Conditions Precedent”, and together with the Parent’s Conditions Precedent – “Conditions Precedent”) (any or all of which may be waived, in whole or in part, by the Seller):

3.5.1. Accurate Representations and Warranties. The Parent Fundamental Reps shall be true and correct; each, when made and as of the Closing Date as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in Section 5 of this Agreement (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date).

3.5.2. Compliance with Covenants. The Parent and the Purchaser shall have performed and complied with all of its covenants, agreements, and undertakings as set forth herein which are to be performed on or prior to the Closing, and, without derogation from the generality of the aforesaid, the Closing Consideration is paid to the Paying Agent (for the benefit of Seller) at Closing and Parent and/or Purchaser, as applicable, shall have delivered to Seller duly executed counterparts of the Seller’s deliverables and of the documents set forth in Sections 3.2.1, 3.2.2, and 3.2.9.

3.5.3. No Action. With respect to the Parent and Purchaser, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement, the Amended Articles to be rescinded following consummation; or (iii) affect adversely the right of the Company to own its material assets or to operate its business as currently conducted or as currently proposed to be conducted.

3.5.4. Shareholder Approval. Parent shall have secured the Shareholder Approval in accordance with the terms of Article 4.5 of the Securities Purchase Agreement by not later than the Outside Date.

3.5.5. Issuance of Consideration Shares. Parent shall have delivered the Seller a copy of an irrevocable instruction to the Transfer Agent to issue the Consideration Shares under the names of the Paying Agent, in accordance with the terms herein.

3.5.6. Absence of Material Adverse Changes. From the date hereof until the Closing, there will have been no Parent Material Adverse Effect.

3.5.7. Financing Transaction. The Financing Transaction shall have been consummated in full and closed.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Seller hereby represents and warrants to the Parent and Purchaser (jointly) that, except as set forth on the Seller Disclosure Schedule (the “Disclosure Schedule”) attached hereto as Schedule 4, whether or not such Schedule is specifically referenced herein (which the Disclosure Schedule shall be divided into sections corresponding to the provisions hereof, but shall also apply to other Sections to the extent readily apparent from their context), the statements contained in this Section 4 (except for the Seller Fundamental Reps, but including the Seller Fundamental Rep prescribed in Section 4.30) will be true and correct (a) in all material respects as of the Closing Date (except if a specific date is referenced therein, in which case the representation shall be true as of such date) as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in this Section 4, and (b) the Seller Fundamental Reps (excluding the Seller Fundamental Rep prescribed in Section 4.30), will be true and correct as of the Closing Date.

4.1. Organization. The Company is duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Articles of Association of the Company, as currently in effect, were provided to the Parent (the “Corporate Documents”). Other than the Corporate Documents and except as set forth in Section 4.1 of the Disclosure Schedule, Seller is not party to any shareholders agreements, investors rights agreements, management rights letters, voting agreements and/or any similar documents regulating the conduct of shareholders of Company.

4.2. Authorization. All corporate actions on the part of the Company, the Seller, and of each of their officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Amended Articles, the performance of all obligations of the Company and the Seller hereunder and thereunder, and the authorization, sale and delivery of the Purchased Interests have been taken or will be taken prior to the Closing.

4.3. Validity; No Breach.

4.3.1. This Agreement, and the documents to be delivered to the Parent at the Closing were duly executed by the Company and the Seller and at the Closing (assuming the due authorization, execution, and delivery by the Parent and Purchaser, as applicable) shall constitute valid and legally binding obligations of them, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3.2. Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.

4.3.2.1. The Company is not in violation or default of any provision of its Corporate Documents, or of any contract to which it is a party or by which it is directly bound, which would cause a Company Material Adverse Effect. The execution and the delivery of this Agreement, as well as the consummation of the transactions contemplated hereby and thereby, will not: (i) violate any law, injunction, court judgment, order, decree, ruling, or other restriction of any Governmental Body, or competent court to which the Company is subject; (ii) conflict with, result in a breach of, constitute a default by the Company under, result in the acceleration of, create the right to accelerate, terminate, modify, cancel, or require any notice, or result in the imposition of, any Lien, pledge, claim, charge, encumbrance or third party rights of any kind (the “Security Interest”) upon such assets; or (iii) violate in any material respect any provision of the Corporate Documents; except as set forth in Section 4.3.2.1 of the Disclosure Schedule.

4.3.2.2. The Seller’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby including the sale of the Purchased Interests will not (A) result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any law, order, rule or regulation to which the Company or any Subsidiary is subject (including, without limitation, those promulgated by the Food and Drug Administration of the U.S. Department of Health and Human Services (the “FDA”) or by any foreign, federal, state or local regulatory authority performing functions similar to those performed by the FDA), or by which any property or asset of the Company or any Subsidiary is bound or affected, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) (a “Company Default Acceleration Event”) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (“Company Contract”) or obligation or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected or any instrument of approval granted to it by the Israel Innovation Authority of the Israeli Ministry of Economy and Industry or any instrument of approval granted to any of them by the Authority for Investment and Development of Industry and the Economy of the Israeli Ministry of Economy and Industry, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Company’s articles of association (as the same may be amended or restated from time to time); except to, with respect to (A) and (B), the extent that such conflict, default, or Company Default Acceleration Event will not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in material violation, breach or default under its articles of incorporation (as the same may be amended or restated from time to time). The Company nor, to the knowledge of Seller, any other party is in violation, breach or default of any Company Contract that has resulted in or could reasonably be expected to result in a Company Material Adverse Effect. Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the performance of the Company of the transactions herein contemplated has been obtained or made and is in full force and effect.

4.4. Governmental Consents or Third-Party Consents. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, qualification, order or approval from any Governmental Body, or any third party, in order to consummate the transactions contemplated by this Agreement, except for: (i) the authorizations, consents or approvals as specifically listed in Schedule 4.4(a) which shall have been secured by the Company prior to or at the Closing, and (ii) the notices and filing with the Registrar, to be filed after the Closing, as listed in Schedule 4.4(b).

4.5. Capitalization and Title to Shares

4.5.1. Prior to the Closing, the authorized share capital of the Company consists of 9,825,000 Ordinary Shares, par value NIS 0.01 per share, of which 550,000 Ordinary Shares, are issued and outstanding, and 175,000 Preferred Seed-1 Shares, par value NIS 0.01 per share, of which 175,000 Preferred Seed-1 Shares, are issued and outstanding. Except for as set forth in Schedule 4.5.1 of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any Person, no Company Option shall be accelerated nor be subject to any amended term in connection with the transactions contemplated hereunder, and the transactions contemplated hereunder shall not trigger any acceleration of any Company Option, conversion of convertibles and/or the release of any restricted shares.

4.5.2. Capitalization. A complete and correct list of all the security holders of the Company (including, for the avoidance of doubt, holders of all of the outstanding options, warrants, convertible securities and other rights to purchase or otherwise acquire shares of the Company) on the Effective Date, and in respect of the Seller also immediately prior to the Closing is as set forth in Schedule 4.5.2 attached hereto. The individuals and entities identified in Schedule 4.5.2 are the holders of record and to Seller’s knowledge beneficially of all of the issued and outstanding share capital of the Company, on a Fully-Diluted basis and of all rights thereto, free and clear of any Security Interest, and to the Seller’s knowledge, of any participation rights, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and there are no other shares, options, warrants, convertible securities or other rights (including participation rights) to subscribe for, purchase or acquire any share capital of the Company from the Company, or from each of the other shareholders of the Company listed therein, all except as set forth in Schedule 4.5.2.

4.5.3. Valid Issuance. The share capital of the Company outstanding on the date hereof is all duly and validly authorized and issued, fully paid and non-assessable, was issued free of any participation rights or Security Interest, and was issued in compliance with all applicable laws.

4.6. Ownership of Ordinary Shares. The Purchased Shares being purchased by the Parent hereunder, when transferred, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein will be duly and validly authorized and issued, fully paid, and non-assessable, and transferred in compliance with all applicable laws and will be free of any Security Interest, free of any restrictions on transfer, participation rights other than restrictions under this Agreement, the Articles and any applicable security laws, will have the rights, preferences and privileges set forth in this Agreement, the Articles and shall be subsequently duly registered in the name of the Parent in the Company’s Shareholder Register.

4.7. Company Subsidiaries. Company has no Subsidiaries.

4.8. Confidentiality and Proprietary Information and Inventions Agreement. Other than as specified in Schedule 4.8(a), each of the Company’s, employees and consultants, having access to confidential information of the Company’s and/or who is engaged by Company in the creation of Intellectual Property (as defined below), has executed or will have executed prior to the Closing, a Confidentiality, Proprietary Information and Inventions Agreement substantially in the existing form which Company has been using or that was provided to Parent prior to signing of this Agreement, and each such agreement shall survive the Closing in full force and effect pursuant to its terms. To the Seller’s knowledge, none of Company’s current or former employees or consultants (in its capacity as such), is in breach or violation of confidentiality undertakings towards Company. Other than as specified in Schedule 4.8(b), all consultants or vendors of the Company with access to confidential information of the Company are party to a written agreement pertaining to non-disclosure and non-use of confidential information of the Company. To the knowledge of the Seller, none of the Company’s consultants or vendors are in violation of such agreements. To the Seller’s knowledge, no such officer or employee or consultant (in its capacity as such), is in violation of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and, to the Company’s knowledge, the continued employment by the Company employees, will not result in any such violation. The Company has not received any written notice alleging that any such violation has occurred.

4.9. Intellectual Property.

4.9.1. General. The Company owns or has the right to use pursuant to written license, sublicense, agreement, or permission, free and clear of any Security Interest, all Intellectual Property Rights, including party rights and royalties, all Patents, trademarks, service marks, trade names, mask works, copyrights and all trade secrets and confidential business information (including research and development information), including know-how, invention, designs, processes, computer programs, algorithms, firmware and technical data, concepts, techniques, methods, systems, drawings, photographs, models, prototypes, research materials, formulas, development or experimental work, work in progress, cost data, marketing plans, product plans, business and marketing strategies, financial information, forecasts, personnel information and customer or supplier lists, and, as to all such items exclusively owned by the Company, all other proprietary rights relating to any of the foregoing (including, without limitation, associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), all excluding any software made available on an off-the-shelf or shrink-wrap basis and all rights and technology embodied therein, as currently used by the Company that is necessary and material for the conduct of its Business as currently conducted. Except for readily and commercially available off-the-shelf software, no other Intellectual Property of any kind shall be required by the Company to conduct its Business as currently conducted is owned by a third party or would require a license and/or the payment of any fee or royalty.

4.9.2. Ownership of Intellectual Property. All of the Intellectual Property Rights evidenced by or embodied in and/or attached, connected or related to: (i) the Company’s technology, and (ii) any work product created by or for the Company, is owned solely and exclusively by the Company. The Company’s current and former employees and consultants who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property Rights, have entered into written agreements with the Company, as developed in the course of their employment by or provision of services to the Company. Schedule 4.9.2(ii) of the Disclosure Schedule identifies in all material respects each: (a) Patent, trade mark, domain name or registration which has been issued to the Company with respect to any of the Intellectual Property Right; (b) pending patent or trade mark application or application for registration which the Company; (c) trade name or unregistered trademark used by Company; and (d) license, agreement, or other permission which the Company has received from or granted to any third party with respect to any of the Intellectual Property Rights (together with any exceptions), and (e) all Domain Names. With respect to each item of Intellectual Property required to be identified as set forth in this Section 4.9.2, other than as limited with respect to Open Source Code which is identified under the Disclosure Schedule, and unless set forth otherwise in the Disclosure Schedule: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, royalty, or commission; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge by any competent court or Governmental Body applicable to the Company; (iii) no action, suit, proceeding, hearing, or to the knowledge of the Company, investigation, charge, complaint, claim, or demand is pending or to the knowledge of the Company is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) the Company or the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than in the ordinary course or as set forth in Schedule 4.9.2; and (v) the Company, or the Seller has not granted, and there are no outstanding, options, licenses or agreements of any kind to which Company or Seller is party relating to the Intellectual Property Rights.

4.9.3. No Infringement. (i) There are no infringement or misappropriation suits pending or filed, or, to Company’s knowledge, threatened against the Company and Company and/or Seller are not presently aware of or have a reason to believe that any such infringement or misappropriation exist. The Company has no reason to believe that it interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any third party with respect to the Intellectual Property Rights; (ii) the Company has never received any charge, or written complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party with respect to the Intellectual Property Rights) and to the Company’s and Seller’s knowledge, there is no basis for such claim; and (iii) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property.

4.9.4. Protection of IP Rights and Trade Secrets. The Company takes such reasonable actions to maintain and protect each item of Intellectual Property Rights which actions are reasonable and customary in the industry in which the Company operates taking into account the Company’s stage. All the confidential information is being (and has been) continuously maintained in confidence by the Company and the Company has taken measures reasonable and customary to protect and prevent disclosure of confidential and/or proprietary information to unauthorized parties taking into account its stage. The Company has complied, in all material respects with the requirements of, and has filed all material documentation required in dealing with, all patent and trademark offices and any other patent registry agency in which its patent applications were filed, as instructed by its professional patent counsel; and, to the knowledge of the Company, all patents (if any) and patent applications are in effect, and Company is not aware of prior art or any other claim which renders the inventions of the Company referred to in the patents, patent applications and related documentation (if any) invalid in any manner.

4.10. Ownership; Software.

4.10.1. Except as set forth in Schedule 4.10.1 of the Disclosure Schedule, no Open Source Code is incorporated into any Software (other than Third Party Software), and no Software that is Transferred Software (other than Third Party Software) is or was distributed with or was derived from, Open Source Code.

4.10.2. Company is not aware that any Person has infringed or is infringing any Intellectual Property Rights of the Company.

4.10.3. Except as set forth in Schedule 4.10.3(a), none of the Company’s Intellectual Property was developed by or for or on behalf of, or using grants or any other subsidies of, any governmental entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company’s Intellectual Property (“Grants”). Schedule 4.10.3(a) sets forth: (a) the aggregate amount of each Grant; (b) the aggregate outstanding obligations of Company under each Grant with respect to royalties or other payments; (c) the outstanding amounts to be paid to Company under the Grants by the governmental entity, if any, and (d) the composition of such obligations or amount by the patent, other Intellectual Property, product or product family to which it relates. Company is in material compliance with the terms and conditions of each Grant. To the Company’s best knowledge, there is no event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any Grant. Except as set forth in Schedule 4.10.3(b), neither Founder nor to Company’s knowledge any current or former employee or consultant, of the Company, who was involved in, or who contributed to, the creation or development of any of the Company’s Intellectual Property, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee or consultant was also performing services for the Company, and no funding, facilities or personnel of any Governmental Body, university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property Rights (whether owned by and/or licensed to) in whole or in part.

4.10.4. Any Software (except for off-the-shelf software) owned and developed by Company, is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” (as such terms are commonly understood in the software industry) or other software routines, code or hardware components that in each case are designed to harm, or are capable of performing any of the following functions: (i) permitting unauthorized access, or the unauthorized disablement or erasure of, or other unauthorized impediment to, such (or parts thereof) or data or other software of users, or otherwise causing them to be incapable of being used in the full manner contemplated in the applicable documentation or (ii) damaging, or destroying any data or files without the user’s consent.

4.11. Regulatory

4.11.1. As of inception, neither the Company or any of its or their directors, officers or employees, nor, to the knowledge of the Company, any agents or other Persons, while acting for or on behalf of the Company or any Subsidiary (each, an “Associated Person”) has taken any action in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) Chapter 9 Part 5 of the Israeli Penal Law, 1977; (iii) the Israeli Prohibition on Money Laundering Law, 2000; or (iv) any other applicable anticorruption, anti-money laundering and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any governmental authority of any jurisdiction applicable to the Company or its Subsidiaries (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anticorruption Laws”). None of the Company, any Company Subsidiary, or any of their respective directors, officers, or employees in their capacity as such are or have as of inception of Company, been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Applicable Anticorruption Laws.

4.11.2. As of inception, none of the Company, any Subsidiary, any of its or their directors, officers, or employees, nor, to the knowledge of the Company, any Associated Person acting for or on behalf of the Company or any Subsidiary has, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, commission payment, discount, travel expense or entertainment) to any of the following persons for the purpose of influencing any act or decision of such person in his or her or their official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such person to use his or her or their influence with any Governmental Authority or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person: (i) any person who is an agent, representative, official, officer, director, or employee of any Governmental Authority or any department, agency, or instrumentality thereof (including officers, directors and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection (c) collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official or the immediate family member of a Government Official or any individual whose benefit is in the interests of a Government Official.

4.12. Labor.

4.12.1. Schedule 4.12.1 of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all current employees of the Company showing for each the employee’s name, job title or description, commencement date of employment, salary level (including base salary, global payment, any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company), full-time, part-time or hourly status, including each Person’s classification as either exempt or non-exempt from the overtime requirements under applicable Law, social benefits participation, including whether a managers insurance, pension fund, education fund (keren hishtalmut) is maintained with respect to such employee), their respective contribution rates and the salary basis for such contributions, whether such Person, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary), accrued and unused vacation days and prior notice of termination requirements.

4.12.2. Except as set forth on Schedule 4.12.2 of the Disclosure Schedule, the Company is not a party to or bound by any employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. No employee of the Company has been granted the right to continued employment with the Company or to any compensation following termination of employment with the Company, subject to the applicable prior notice of termination. No employees of the Company are represented by any labor union, or subject to any collective bargaining agreement or extension order, except for certain provisions from collective bargaining agreements incorporated into Israeli Labor Law by an extension order (צו הרחבה) that generally apply to all employees in Israel nor, to the Company’s knowledge, are there any union organization activities pending or threatened by the Company’s employees. There is no pending or, to the Company’s best knowledge, threatened labor dispute involving the Company and any of its employees.

4.12.3. The Company has complied in all material respects with all Israeli labor and social securities Laws, procedures and agreements, relating to employment, terms and conditions of employment and all individual or collective labor agreements and internal regulations, including without limitation, those relating to wages, hours, vacations and working conditions for its employees, equal opportunity, employment discrimination, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, immigration, and provisions under the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, the Law of Increased Enforcement of Labor Laws, 2011, and wrongful discharge, and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable Laws respecting such withholding. All compensation, social benefit payments and withholding obligations of the Company to or in respect of its current and former employees for periods prior to the Closing have been timely and fully withheld and paid by the Company or are properly provided for in the Financial Statements.

4.12.4. The Company is not aware that any of the Company’s current employees, consultants or material service providers intends to terminate his/her/its employment or consultancy with the Company, nor does the Company have a present intention to terminate the employment or engagement of any of the foregoing.

4.12.5. Other than as set forth in Schedule 4.12.5 of the Disclosure Schedule, Company has no employment Contract with any officer or employee or any other consultant or Person, which is not terminable by it without liability, upon thirty (30) days prior notice.

4.12.6. The Company does not engage any personnel through manpower agencies. The Company does not employ or engage through a third party with employees whom the Israeli Law for Employment of Foreign Employees, 1991 applies to.

4.12.7. No employment or consulting contract contains any provisions triggering any payments which may reasonably be triggered pursuant to the transactions contemplated hereunder.

4.13. Contractors. Schedule 4.13 of the Disclosure Schedule lists the particulars (including the name, title and function, effective date of the agreement and material terms of the agreement (if the agreement is oral) and benefits, including termination notice, current remuneration and department) of all freelancers with whom the Company has entered into an agreement or engaged the services of, which are currently in effect. Except as set forth on Schedule 4.13, all of such independent contractors are a party to a written contract with the Company. A true and accurate listing of all benefits and terms payable or which the Company is bound to provide (whether now or in the future) to each independent contractor or in respect of each independent contractor is described in a true, accurate and complete manner in Schedule 4.13. Each Person who has provided services to the Company and was classified and treated as an independent contractor, consultant, leased employee, volunteer, or other non-employee service provider was to the Company’s knowledge properly classified and treated as such for all applicable purposes under applicable law and would not reasonably be expected to be reclassified by any Israeli Governmental Body as an employee of the Company, for any purpose. Other than as set forth in Schedule 4.13 of the Disclosure Schedule, each contract with such Persons contains provisions which state that no employer-employee relations exist between such consultant or contractor and the Company. No Company contractor and consultant or former Company contractor and consultant has issued to the Company a written notice of a claim or any other allegation that such contractor and/or consultant was not rightly classified as an independent contractor.

4.14. Litigation. There has not been any and there is no action, suit, written claim, proceeding or to the Company’s knowledge investigation of any nature pending or threatened against (i) the Company and/or (ii) the Seller relating to the Purchased Interests (or otherwise in connection with the Business). There are no judgments, court orders or decrees, fines or penalties heretofore assessed against Seller, affecting the Purchased Interests under any federal, state or local law.

4.15. Compliance with Laws and Other Instruments. The Company has conducted its business in all material respects in accordance with all applicable laws and there is no violation or default with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree or judgment of any court or Governmental Body, which could have a Company Material Adverse Effect. To the Company’s knowledge, there is no existing law, rule, regulation or order which would prohibit or restrict the Company from, or otherwise cause a Company Material Adverse Effect on the Company in, conducting the Business in any jurisdiction in which it is now conducted or as currently proposed to be conducted.

4.16. Permits. To the Company’s knowledge, the Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of the Business as currently conducted, and to the extent pertaining to the Business, constitute as Purchased Assets. The Company is not in material default under any of such franchises, permits, licenses, or other similar authority.

4.17. Title to Property and Assets. The Company has good and marketable title to all of its property and assets, free and clear of any Security Interest. Other than as set forth in Schedule 4.17(a), with respect to the property and assets it leases, each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, duly authorized by Company’s authorizes signatories, and entered into, without any default of the Company thereunder and, to the Company’s knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the Company’s knowledge, by any other party thereto. The Company’s possession of such property has not been disturbed and no claim has been asserted against the Company adverse to its rights in such leasehold interests. No tangible assets owned by the Company are provided by the Company to be used by any other Person and except as specified in Schedule 4.17(b), the Company does not depend upon or require for the Business any tangible assets, facilities or services owned or supplied by any related party.

4.18. Changes. Other than as set forth in Schedule 4.18, since December 31, 2024, being the date of the trial balance provided to Purchaser (the “Trial Balance”), the operations and business of the Company has been conducted in all respects only in the ordinary course of business, the Company has not entered into any transaction which was not in the ordinary course of its business and there has not been: (i) any material change in, or any event or condition that would cause a Company Material Adverse Effect to; (ii) any damage, destruction or loss, whether or not covered by insurance, to any of the material assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted); (iii) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (iv) any satisfaction or discharge of any Security Interest by the Company, in each case except in the ordinary course of business; (v) any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties are bound or subject; (vi) any material change in any compensation arrangement or agreement with any key employee, officer, director or shareholder of the Company; (vii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company; (viii) any resignation or termination of employment of any officer or key employee of the Company; (ix) any receipt of a notice that there has been a loss of, or material order cancellation by, any material customer of the Company; (x) any mortgage, pledge, transfer of a Security Interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable or in the ordinary course of business; (xi) any loans or guarantees made by the Company to or for the benefit of any of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (xii) any change in the accounting methods or accounting principles or practices employed by the Company; (xiii) any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital; and (xiv) any arrangement or commitment by the Company to do any of the things described in this Section. Except as set forth in the Trial Balance and Schedule 4.18, as of the Effective Date, the aggregate Liabilities, Indebtedness and/or Debts (excluding salaries of employee salaries and consultant fees in the ordinary course, the payment date of which has not yet become due on the Effective Date) of the Company do not exceed $ 15,000.

4.19. Tax Matters. The Company has timely filed all tax returns and tax reports (including information returns and reports) to the extent required by applicable law and all such tax returns and reports have been true, correct and complete in all material respects and have been made and filed in compliance with applicable law. Any and all taxes and other charges due from the Company by any federal, state, local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been timely paid or property reserved in the Company’s books of account. The Company has not made any elections pursuant to the Israeli Income Tax Ordinance [New Version], 1961 (other than elections that relate solely to method of accounting, depreciation or amortization). Other than as set forth in Schedule 4.19(i) of the Disclosure Schedule, the Company has withheld and paid all taxes and other charges required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, member or other third party and have paid the same to the proper tax-receiving officers or authorized depositories. The Company never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Company’s accounts and notes receivable are properly booked. Furthermore, to the knowledge of the Company, other than as set forth in Schedule 4.19(ii) of the Disclosure Schedule, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited. The Company is duly registered for purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added taxes. No tax return of the Company is or has ever been under audit or examination by any tax authority, and no notice, written or otherwise, of such an audit or examination has been received by the Company. There is no deficiency, refund litigation, proposed adjustment or matter in controversy, or, to the Seller’s knowledge, threatened, with respect to any material amount of taxes due and owing by the Company. Each deficiency resulting from any completed audit or examination relating to taxes by any tax authority has been timely paid or is being contested in good faith and has been reserved on the books of the Company.

4.20. Equity Incentive Plans. Company did not adopt any share option plans and/or any other equity incentive schemes. Company was not committed to take any of the foregoing actions, except where failure to do so would have resulted in a Company Material Adverse Effect.

4.21. No Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

4.22. Brokers. No agent, broker, investment banker, Person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any brokerage or finders’ fees or agents’ commissions or any similar fee in connection with this Agreement.

4.23. Capacity of Seller.

For the purposes of this Section 4.23, the term “Seller” shall also mean, any beneficial shareholder, director and/or officer of the Seller (as such).

4.23.1. Neither (1) the execution, delivery or performance of this Agreement by the Seller, nor (2) the consummation by the Seller of the transactions to which Seller is a party, will (with or without notice or lapse of time):

4.23.2. contravene, conflict with or result in a violation or breach by such Seller of any provisions of any applicable Law to which such Seller is subject to, or give any Governmental Authority or other Person the right to challenge the transactions contemplated herein and thereby or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment or decree to which such Seller is bound in connection with the transactions contemplated hereby; or

4.23.3. No consent is required from, any Person (including any Governmental Authority) in connection with (x) the execution, delivery or performance by such Seller of the Agreement or (y) the consummation by Seller of the transactions contemplated herein and thereby, other than where the failure to make filings, give notice or obtain consents will not impair the ability of such Seller to consummate the transactions contemplated herein and thereby.

4.23.4. The Seller has the capacity to comply with and perform all of Seller’s covenants and obligations under the Agreement.

4.23.5. Seller has not (A) made a general assignment for the benefit of creditors, (B) is not bankrupt or insolvent, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Seller’s assets, (D) admitted in writing such Seller’s inability to pay Seller’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on Seller’s ability to comply with or perform any of Seller’s covenants or obligations under the Agreement;

4.23.6. To the Seller’s knowledge, it is not subject to any applicable law that may have an adverse effect on each Seller’s ability to comply with or perform any of Seller’s covenants or obligations under this Agreement; or

4.24. There is no proceeding pending, and, to the Seller’s knowledge, no Person has threatened to commence any proceeding against either Seller (in his/her/its capacity as such) that may have an adverse effect on the ability of either Seller to comply with or perform any of either Seller’s covenants or obligations under any of the Agreement.

4.25. Seller (including any beneficial holder thereof) is not, and has never been, a Sanctioned Person.

4.26. Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Seller has not, nor has any Person acting on behalf of or pursuant to any understanding with the Seller, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Parent during the period commencing as of the time that the Seller first received a term sheet (written or oral) from the Parent or any other Person representing the Parent setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

4.27. Non-Interference with Parent’s Business. The Seller has reviewed the SEC Reports, is familiar with the Parent’s and Purchaser’s business, has no intention to act to change the Parent’s and Purchaser’s business and will not be acting to change the Parent’s and Purchaser’s business without the consent of the Parent’s board of directors.

4.28. Seller Status. At the time the Seller was offered the Securities, it was, and as of the date hereof it is, a “non-US person” as defined in Regulation S (“Regulation S”) as promulgated under the Securities Act and/or an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

4.29. General Solicitation. The Seller is not purchasing the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Seller, any other general solicitation or general advertisement.

4.30. Compliance with Interim Covenants. As of the effective date of the Term Sheet, and until the Closing Date, Seller did not take any action which is otherwise restricted under Section 6.2.

4.31. Disclosure of Information The representations and warranties in Section 4 of this Agreement are each accurate, correct, and complete in all material respects as of the Closing (except that representations that are specifically qualified as to materiality will be true and correct as so qualified), and neither this Agreement (including any exhibit to this Agreement) nor any documents, certificates or other items supplied by the Company and the Seller with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (except that representations that are specifically qualified as to materiality will be true and correct as so qualified) necessary to make the statements herein or therein not misleading. The Parent has the right to rely fully upon the representations and warranties of the Sellers contained in this Agreement (including, inter alia, any exhibit hereto) or in any written certificate made or delivered pursuant to the provisions hereof.

5. REPRESENTATIONS & WARRANTIES OF THE PURCHASER

The Parent hereby represents and warrants to the Company and the Seller that the statements contained in this Section 55 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in this Section 55.

5.1. Organization and Standing. Each of the Parent and each of its subsidiaries has been (i) duly organized and is validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing (where such concept exists) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The certificate of incorporation, articles of association and by-laws (and other applicable organizational documents) of the Parent and each of its subsidiaries comply with the requirements of applicable law in its jurisdiction of incorporation and are in full force and effect and except as set forth in the SEC Reports, the Parent owns, directly or through subsidiaries, all of the issued outstanding equity securities of each of its subsidiaries.

5.2. Corporate Power; Authorization. This Agreement has been duly authorized, executed and delivered by the Parent and Purchaser; each of the Parent and Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement is the valid and binding obligation of the Parent and Purchaser enforceable against the Parent and Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.3. Issuance and Delivery of the Securities. The Consideration Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and issued in compliance with all applicable law. The issuance and delivery of the Consideration Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Parent or any other Person or any liens or encumbrances (other than as set forth in this Agreement).

5.4. Registration Exemption. The offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.

5.5. No General Solicitation. Neither the Parent, Purchaser, nor any of their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Consideration Shares.

5.6. Capitalization. The authorized share capital of the Parent on the date hereof is as set forth on Schedule 5.6. As set forth in the SEC Reports as of the date set forth therein, all of the issued and outstanding Parent shares of Common Stock (the “Common Shares”) have been duly and validly authorized and issued and are fully paid and non-assessable, have been issued in compliance with all applicable law, and conform to the description of the Common Shares contained in the SEC Reports; and all of the issued shares of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens or encumbrances described in the SEC Reports, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company any shares of the share capital of the Parent; the Common Shares to be issued and sold by the Parent to the Seller hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable and will conform to the description of the ordinary shares contained in the SEC Reports; the issuance of the Consideration Shares is not subject to any preemptive or similar rights; the description of the Company’s share option, RSUs, share bonus and other share plans or arrangements (the “Company Share Plans”), and the options and other equity incentive awards or other rights granted thereunder (collectively, the “Parent Options”), set forth in the SEC Reports accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights; each grant of a Parent Option (A) was duly authorized no later than the date on which the grant of such Parent Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Parent (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto , (B) that was intended to qualify for either the “capital gains track” or the “employment income track” of Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961, and the rules and regulations promulgated thereunder, so qualifies as was indicated with respect to each such Option at the date that such Option was granted, and (C) was made in accordance with the terms of the applicable Company Share Plan and applicable laws and regulatory rules or requirements, including all applicable federal and Israeli securities laws.

5.7. Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Each of Purchaser’s and Parent’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby (including the issuance and sale of the Consideration Shares) will not (A) result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any law, order, rule or regulation to which the Parent, Purchaser or any subsidiary is subject (including, without limitation, those promulgated by the FDA or by any foreign, federal, state or local regulatory authority performing functions similar to those performed by the FDA), or by which any property or asset of the Parent, Purchaser or any subsidiary is bound or affected, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) (a “Pluri Default Acceleration Event”) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (“Pluri Contract”) or obligation or other understanding to which the Parent or any subsidiary is a party or by which any property or asset of the Parent or any subsidiary is bound or affected or any instrument of approval granted to it by the Israel Innovation Authority of the Israeli Ministry of Economy and Industry or any instrument of approval granted to any of them by the Authority for Investment and Development of Industry and the Economy of the Israeli Ministry of Economy and Industry, except to the extent that such conflict, default, or a Pluri Default Acceleration Event is not reasonably likely to result in a Parent Material Adverse Effect, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Parent’s or Purchaser’s articles of incorporation (as the same may be amended or restated from time to time) or bylaws (as the same may be amended or restated from time to time). Except as set forth in the SEC Reports, neither the Parent nor any of its subsidiaries is in violation, breach or default under its articles of incorporation (as the same may be amended or restated from time to time), bylaws (as the same may be amended or restated from time to time) or other equivalent organizational or governing documents. The Parent nor, to its knowledge, the Purchaser or any other party is in violation, breach or default of any Pluri Contract that has resulted in or could reasonably be expected to result in a Material Adverse Effect. Except where additional approvals are required, as set forth in Section 3.2.8, 3.5.4, and 3.2.10.1, each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by each of the Purchaser and the Parent of this Agreement and the respective performance of the Parent or Purchaser of the transactions herein contemplated has been obtained or made and is in full force and effect.

6. PRE-CLOSING AGREEMENTS

The Parties agree as follows with respect to the period from the execution of this Agreement and until the Closing:

6.1. General. Each of the Parties shall use reasonable efforts, take reasonable actions, and preform all actions necessary, proper or advisable, in order to consummate and make effective the transactions contemplated by this Agreement.

6.2. Company Interim Conduct. As of the effective date of the Term Sheet and until the Closing or termination of this Agreement (the earlier of), Seller covenants that it has caused Company, and shall continue to cause Company, without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), to not take, or allow the performance of any of the following actions:

6.2.1. Making any expenditure of $5,000 or more (whether in a single or an aggregate of series or reoccurring transactions) excluding salaries and consultant fees made in the ordinary course and consistent with past practices;

6.2.2. Entering into any transactions outside the ordinary course of business; and

6.2.3. Entering into any interested party transaction.

7. AFFIRMATIVE COVENANTS

7.1. Parent Shareholder Consent. Parent’s undertaking under Article 4.5 [Shareholder Approval] of the Securities Purchase Agreement is incorporated by reference herein. For such purpose, prior to mailing the proxy statement concerning, inter-alia, the Shareholder Approval (the “Proxy Statement”), Parent shall provide Seller with a reasonable opportunity to review and comment on such portion of the Proxy Statement (or any amendment thereof) relating to securing the Shareholder Approval for purposes of this Agreement (the “Relevant Material”) and will in good faith consider applicable comments of Seller regarding the Relevant Material.

7.2. Legends.

7.2.1. The Consideration Shares may only be disposed of in compliance with U.S. state and U.S. federal securities laws. In connection with any transfer of Consideration Shares other than pursuant to an effective Registration Statement (as contemplated by Section 7.3 or otherwise) or Rule 144, to the Parent or to an Affiliate of a Seller or in connection with a pledge as contemplated in Section 7.2.2, the Parent may require the transferor thereof to provide to the Parent an opinion of counsel selected by the transferor and reasonably acceptable to the Parent, the form and substance of which opinion shall be reasonably satisfactory to the Parent, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of the Seller under this Agreement (for avoidance of doubt, reference in the legends below to the “COMPANY” shall mean, for the purpose of this Agreement the “PARENT”).

7.2.2. The Seller agrees to the imprinting, so long as required by this Section 7.2, of a legend on the Consideration Shares substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE] HAS [NOT] BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Each certificate representing the Consideration Shares, if such securities are being offered to the Seller in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE] HAS [NOT] BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES [OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

7.2.3. Adjustments in Share Numbers and Prices. In the event of any share split, subdivision, dividend or distribution payable in Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Shares), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference this Agreement to a number of Consideration Shares shall be deemed to be amended to appropriately account for such event.

7.3. Publicity. The Parent and the Seller shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Parent nor the Seller shall issue any such press release nor otherwise make any such public statement without the prior consent of the Parent, with respect to any press release of the Seller, or without the prior consent of the Seller, with respect to any press release of the Parent, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

7.4. Certain Transactions and Confidentiality. The Seller covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Parent’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 7.3. Seller covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Parent pursuant to the initial press release as described in Section7.3, the Parent will maintain the confidentiality of the existence and terms of such transactions.

7.5. Registration Procedures and Expenses.

7.5.1. Filing. The Parent shall file within 45 days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement on Form S-3 (the “Form S-3 Shelf”) or, if the Parent is ineligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-1 (together with the Form S-3 Shelf, the “Shelf”), in each case, covering the resale of the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any holder of Registrable Securities (a “Holder”) named therein. The Parent shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and the Company remains in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”).

7.5.2. Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Parent shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Parent shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Parent is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act during the Effectiveness Period. Upon notification by the Commission that the Registration Statement will not be reviewed or is not subject to further review by the Commission, the Company shall within three Business Days following the date of such notification request acceleration of such Registration Statement (with the requested effectiveness date to be not more than two Business Days later).

7.5.3. The Parent shall furnish to the Seller with respect to the Consideration Shares registered under any Registration Statement (and to each underwriter, if any, of such Shares and Warrant Shares) such number of copies of prospectuses and such other documents as the Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Consideration Shares by the Seller.

7.5.4. The Parent shall bear all expenses in connection with the procedures in this Section 7.3 and the registration of the Consideration Shares pursuant to the Registration Statement, other than underwriting discounts, brokerage fees and commissions incurred by the Seller, if any in connection with the offering of the Consideration Shares pursuant to the Registration Statement.

7.5.5. In order to enable the Seller to sell the Consideration Shares under Rule 144, the Company shall use its reasonable best efforts to comply with the requirements of Rule 144, including use its reasonable best efforts to comply with the requirements of Rule 144(c)(1) with respect to public information about the Parent and to timely file all reports required to be filed by the Company under the Exchange Act.

7.5.6. The Parent shall provide the Seller an opportunity to review all disclosures regarding the Seller and any plan of distribution proposed by them in connection with the preparation of any Registration Statement. Notwithstanding anything to the contrary contained herein, in no event shall the Parent be permitted to name any Seller or Affiliate of the Seller as an “underwriter” without the prior written consent of such Seller; provided, that if the Commission requires that the Seller be identified as a statutory underwriter in either the Shelf or the Subsequent Shelf Registration, the Seller will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Shelf or the Subsequent Shelf Registration, as the case may be, upon its prompt written request to the Parent or (ii) be included as such in the Shelf or the Subsequent Shelf Registration, as the case may be.

7.5.7. For avoidance of doubt, the rights conferred upon Seller, as prescribed under Sections 7.2 and 7.3, shall be always subject to the terms of the Leak-Out Agreement.

7.5.8. Subject to the provisions of this Section 7.5.8, the Parent will indemnify and hold the Seller and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Seller Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Seller Party may suffer or incur as a result of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed or furnished pursuant to the Parent’s obligations pursuant to this Section 7.5.8, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Parent by Seller expressly for use therein, or any violation by the Seller Party of the Securities Act or any rule or regulation promulgated thereunder applicable to the Seller and relating to action or inaction of the Seller in connection therewith. Notwithstanding anything to the contrary herein, any indemnity made under this Section 7.5.8 shall be subject to the procedures and the respective limitations set forth under Section 10.

7.5.9. Subject to the provisions of this Section 7.5.9, for a period of twelve (12) months of the Closing Date, the Seller will indemnify and hold the Parent and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Pluri Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Pluri Party may suffer or incur as a result of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed or furnished pursuant to the Parent’s obligations pursuant to this Section 7.5.8, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Parent by Seller expressly for use therein, or any violation by the Seller Party of the Securities Act or any rule or regulation promulgated thereunder applicable to the Seller and relating to action or inaction of the Seller in connection therewith. Notwithstanding anything to the contrary herein, any indemnity made under this Section 7.5.9 shall be subject to the procedures and the respective limitations set forth under Section 10.

8. TERMINATION; OUTSIDE DATE

8.1. Termination. This Agreement may be terminated the other transactions contemplated hereunder may be abandoned, as follows:

8.1.1. at any time prior to the Outside Date, by mutual written consent of Seller and the Parent;

8.1.2. by either the Seller or Parent and Purchaser, if a Governmental Entity of competent jurisdiction shall have formally issued a final and non-appealable order that remains in effect and that permanently restrains, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated herein; provided, however, that the right to terminate this Agreement under this 8.1.2 will not be available to any Party whose failure to perform fully its obligation under this Agreement has materially contributed to or caused such order;

8.1.3. by Parent and Purchaser, if (i) there has been a breach of the Seller Fundamental Reps, or in case of any Fraud Matters concerning any of the representation and warranties prescribed under Section 4, which was not cured within seven (7) days from receipt of notice thereof by Seller (in case such breach can be cured) and/or (ii) failure by Seller to take any action and/or deliver the deliverables set forth under Section 3.3.5 and/or in the deliverables, undertakings and covenants of Seller constituting Parent Conditions Precedent (including any instruments referred therein) (iii) the occurrence of a Company Material Adverse Effect not included in the Trial Balance or otherwise disclosed under the Disclosure Schedule in a readily apparent manner, which constitutes or will more likely than not constitute, a liability exceeding US$500,000 which is not cured and/or cannot be cured within the earlier of 21 days or the Outside Date, and/or (iv) the failure of the representations and warranties of the Seller in Section 4 of this Agreement being true and correct in all material respects (except for the Seller Fundamental Reps which shall be true and correct as of the Closing).

8.1.4. by either Parent and Purchaser or the Seller, if the Closing Date shall not have occurred by 11:59 p.m., local time in Israel, on May 23, 2025 (as shall be extended pursuant to Article 4.5 of the Securities Purchase Agreement in the event that all Closing Conditions, except for as provided in Section 3.5.4, have been secured and/or waived by the respective Party – but in any case at the latest by July 23, 2025; the “Outside Date”)); provided, however, that the right to terminate this Agreement pursuant to this 8.1.4 will not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has caused, or resulted in, the Closing not occurring prior to the Outside Date (for avoidance of doubt, failure by Parent to secure the Shareholder Approval despite good faith efforts shall not be deemed as a breach of its undertakings).

8.1.5. by Seller if there shall have occurred a Parent Material Adverse Effect that cannot be cured within the earlier of (i) twenty-one (21) days after the occurrence of such Parent Material Adverse Effect and (ii) the Outside Date.

8.2. Effect of Termination.

8.2.1. To terminate this Agreement pursuant to 8.1 (other than in the case of termination pursuant to 8.1.1), the terminating Party shall give written notice to the other Party specifying in reasonable detail the subsection of 8.1 and applicable circumstances pursuant to which such termination is made, and this Agreement (including the Term Sheet) will become null and void and shall be of no further force and effect, effective immediately upon such delivery (if such written notice is valid and proper) and there will be no liability on the part of Parent and Purchaser (or any director, officer, employee, equityholder, Affiliate, agent or other representative of such party or parties), except that the Confidentiality provisions of the Term Sheet, and Section 8.2 will survive such termination; provided, however, that each Party will remain liable for its Fraud Matters prior to such termination and any aggrieved Party will be entitled to all rights and remedies available under applicable Law or in equity with respect to such Fraudulent Matter.

8.3. Remedies for Termination.

8.3.1. In case of termination of this Agreement for any reason other than termination by Parent and Purchaser (A) under Section 8.1.3(i), or (B) under Section 8.1.3(ii) by reason of Seller having failed to perform under Section 3.3.2 or Company having failed to perform under Section 6.2, prior to Closing, and such failure cannot be cured or was not remedied within the earlier of (i) twenty-one (21) days of written notice or (ii) the Outside Date; the Parent shall (whether directly or via Purchaser), unless otherwise instructed by the Seller, within 30 days of such termination (a) purchase Company securities of most senior class held by Seller, from the Seller for a purchase amount of US$1,000,000, based on Company valuation of $6,000,000 (excluding the transactions contemplated in the following subsection (b)), pursuant to a subscription agreement in the form to be mutually agreed upon by the Parties and based substantially on the NVCA Model SPA with appropriate changes to reflect the Company’s jurisdiction of incorporation, and (b) invest (subject to Seller causing the Company to enter into such agreement and perform its obligations thereof) in the Company US$500,000 under a Simple Agreement for Future Equity, in the form attached hereto (Discount, pre-money Valuation Cap of US$5,500,000), with a 20% discount, without modifications in the form, except for as required to provide for the Valuation Cap, and to fill in blanks and bracketed terms (it being agreed that the governing law of the SAFE shall be the laws of the State of Israel) (collectively: the “Parent Undertakings”).

8.3.2. Except in case of Fraud Matters, the Parent Undertakings shall be the sole remedy of the Parties in case of and in connection with any termination of this Agreement.

9. PAYMENT MECHANICS AND WITHHOLDING

Anything to the contrary notwithstanding:

9.1. At the Closing, Parent shall deposit or cause the deposit by the Paying Agent, of the Closing Consideration.

9.2. The Closing Consideration shall be released by the Paying Agent, according to the Paying Agent Agreement and this Agreement (as applicable).

9.3. Right to Withhold. Each of Parent, Purchaser and/or the Paying Agent (each a “Payer”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement, such amounts as Parent, or applicable Payer, as the case may be, is required to withhold under the Israeli Income Tax Regulations (withholding from payments for services or assets) 5737-1977 (the “ITR”), with respect to the making of such payment unless the Seller have provided the Payer with a Valid Tax Certificate from the ITA at least three (3) days prior to the proposed date of such payment. To the extent that such amounts are so withheld by Parent or applicable Payer, as the case may be, and timely and properly remitted to the applicable Governmental Body in accordance with the ITR and no due to a fault by act or omission of the applicable Payer (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, and (ii) Parent, Purchaser the Paying Agent or the Company, as applicable, shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld.

9.4. Notwithstanding the foregoing, the Paying Agent shall provide the Parent prior to the Closing Date with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation), with respect to Israeli Tax, any consideration payable or otherwise deliverable pursuant to this Agreement shall be paid to and retained by the Paying Agent for the benefit of the Seller for a period of 180 days from Closing or an earlier date required in writing by such Seller or by the ITA (the “Withholding Drop Date”) as may be extended by applicable Seller by additional ninety (90) days, by providing the Parent and Paying Agent with a notice in writing no later than (3) Business days prior to the Withholding Drop Date (during which time the Paying Agent shall not withhold any Israeli tax on such consideration, except if otherwise required by applicable law or pursuant to a demand from the ITA), and during which time each Seller may obtain a Valid Tax Certificate. In the event that no later than three (3) Business Days before the Withholding Drop Date, a Seller submits to the Parent and the Payer a Valid Tax Certificate, then the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such Valid Tax Certificate. Until such Seller, or anyone on its behalf, presents to the Payer, a Valid Tax Certificate, or evidence reasonably satisfactory to the Parent and the Payer, that the full applicable tax amount with respect to such Seller is paid or withheld, the certificates of the Consideration shall be issued in the name of the Paying Agent, to be held in trust for the Seller and delivered to the Seller in compliance with the withholding requirements under this Section (during which time the Payer shall not withhold any Israeli Tax from such consideration). If any Seller (A) does not provide the Payer with a Valid Tax Certificate (or provides a Valid Tax Certificate determining the percentage of withholding to be made is higher than 0%), no later than three Business Days before the Withholding Drop Date and further does not remit to the Paying Agent, such cash amount which Paying Agent believes to be required to be withheld in connection with the Consideration Shares of such Seller (the “Relief Amount”), or (B) submits a written request with the Payer to release such Seller’s portion of the Consideration Shares prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate (or provides a Valid Tax Certificate determining the percentage of withholding to be made is higher than 0%) to the Payer at or before such time and without Seller promptly making the Relief Amount to the Paying Agent, then the entire Consideration Shares of such Seller shall be transferred back to the Parent by Paying Agent and the applicable Seller hereby irrevocably waive any claim or demand toward the Purchaser, the Parent or the Paying Agent in connection with the foregoing. The amount of the Relief Amount shall be remitted by the Paying Agent to the ITA. Such amount shall be calculated according to the applicable withholding rate as reasonably determined by Paying Agent which amount shall be calculated by Paying Agent in NIS based on a US$:NIS exchange rate at the relevant time as close as reasonably possible to the date the payment is actually made. If applicable, the applicable Payer shall furnish the Seller with documents evidencing such Tax withholding and remittance to the ITA. It is hereby clarified that the value of the Consideration Shares for tax purposes shall be based on the value of such shares as of the Closing Date.

9.5. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the Consideration Shares payable to Seller and transfer it to the ITA prior to the Withholding Drop Date, the Paying Agent shall notify such Seller of such matter promptly after receipt of such demand, and provide such Seller with reasonable time to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA. In any of the foregoing events, the provisions of subsection (B) shall apply, mutatis-mutandis.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY

10.1. Survival.

10.1.1. Survival of Seller Reps. The representations, warranties and covenants of Seller contained in this Agreement, or officer’s certificate delivered pursuant to this Agreement, shall survive the Closing Date for a period of 18 months following the Closing Date; provided, however, that notwithstanding the foregoing, the Seller Fundamental Representations shall survive until the expiration of the statute of limitation thereof (collectively, the “Parent Claims Period”). For the avoidance of doubt, save for Fraud Matters (as defined below; whereby in such case the Parent Claims Period shall be until the lapse of applicable statute of limitations solely with respect to the Person who acted in such Fraud Matters and in case the Seller made such Fraud Matters to the Parent), no claim shall be brought after the lapse of the applicable Parent Claims Period; provided, further, that if, at any time prior to the lapse of the Parent Claims Period, any Parent Indemnified Party (as defined below) delivers a claim for indemnification pursuant to Section 10.4 then the claim asserted in such notice shall survive the expiration date of the applicable representation, warranty or covenant until such time as such Claim Notice is fully and finally resolved by a final judgment by a competent court. Notwithstanding anything to the contrary in the foregoing, the limitations set forth in this Subsection 10 shall not apply in the case of claims that a competent court’s final ruling deems to constitute fraud intentional misrepresentation, or intentional breaches (collectively, “Fraud Matters”).

10.1.2. Survival of Parent Reps. The representations, warranties and covenants of Parent contained in Section 55 shall survive until the expiration of the statute of limitation thereof (collectively, the “Seller Claims Period”). Notwithstanding anything to the contrary in the foregoing, the limitations set forth in this Subsection 10 shall not apply in the case of Fraud Matters.

10.1.3. Sole Remedy. The indemnification provisions under this Section 10 shall constitute the exclusive remedy of any Parent Indemnified Party with respect to this Agreement (but excluding any undertaking and/or commitment under the Leak Out Agreement).

10.2. Seller Indemnification

10.2.1. The Parent agrees to indemnify and hold Seller and its employees, officers and directors (each, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees (hereinafter individually, a “Loss” and collectively, “Losses”) actually paid, sustained, accrued or incurred by any Seller Indemnified Party, or any of them directly as a result of or in connection with:

10.2.1.1. any breach of any representation, warranty and/or covenant of the Parent contained in this Agreement, or officer’s certificate delivered in connection hereto;

10.2.2. Any Person committing Fraud Matters shall be liable for, and shall indemnify and hold the Seller Indemnified Parties harmless for, any Losses incurred or sustained by the Seller Indemnified Parties, or any of them directly, as a result of such Fraud Matter committed by such Person, regardless of when such Fraud Matter was discovered.

10.2.3. Sole Remedy. The indemnification provisions under this Section 10 shall constitute the exclusive remedy of any Seller Indemnified Party.

10.2.4. For avoidance of doubt, any Consideration Share which is to be surrendered by Seller in accordance with this Section 10 shall be deemed as forfeited.

10.3. Defense of Third-Party Claims

10.3.1. In the event of the assertion or commencement by any Person of any claim or judicial action or legal proceeding (whether against the Parent, Purchaser, Seller, Company or any other Indemnified Person, as applicable) (each, an “Action”), with respect to which Company and/or the Seller become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Section 10, the Indemnifying Party shall have the right, at its sole discretion and acting reasonably, to assume and conduct the defense of such Action at its own cost. The other Party has the right to nominate a counsel to participate in the defense of such Action at its own expense (but without derogating from any indemnification obligations of the Indemnifying Party as herein prescribed).

10.3.2. Indemnified Party shall give the Indemnifying Party a notice of the commencement of any Action against any Indemnified Party; provided, however, that any failure on the part of Indemnified to so notify the Indemnifying Party shall not limit any of the obligations of Indemnifying Party under Section 10 except to the extent the Indemnifying Party shall has been actually and materially prejudiced as a result of such failure. If the Indemnifying Party do not elect to proceed with the defense of any such Action, the Indemnified may proceed with the defense of such Action and all expenses relating to the defense of such Action shall be borne and paid exclusively by Indemnifying Party to the extent that a competent court’s final judgement rules against the Indemnified Party.

10.4. Claims Procedure.

Any claim for indemnification, compensation or reimbursement (collectively, “Indemnification”) pursuant to this Section 10 shall be made as follows:

10.4.1. If any Indemnified Party has or claims in good faith to have incurred or suffered Losses for which it is or may be entitled to Indemnification under this Section 10, such Indemnified Party shall deliver a claim notice (“Claim Notice”) to Seller. Each Claim Notice shall: (i) state that the Indemnified Party believes in good faith that the Indemnified Party is entitled to Indemnification under this Section 10; (ii) contain a reasonably detailed description of the facts and circumstances supporting the Indemnified Party’s claim and any reasonable supporting evidence therefor; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Party claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).

10.4.2. During the thirty (30) Business Days period commencing upon receipt by Indemnifying Party of a Claim Notice from an Indemnified Party (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnified Party, a written response (the “Response Notice”) in which Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agree that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) Indicate that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Indemnifying Party claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be (any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Indemnified Party’s Claim Notice being referred to as the “Contested Amount”). If a Response Notice is not received by the Indemnified Party, prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that no Claimed Amount is owed to the Indemnified Party. For the purpose hereto, a Response Notice by the Indemnifying Party approving the Claimed Amount shall be deemed as acceptance per the provisions of subsection 10.4.3 below.

10.4.3. If Indemnifying Party in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, then:

10.4.3.1. in case of Indemnifying Party being the Seller, Seller shall either (i) immediately surrender such number of Consideration Shares held by it and which it is entitled to surrender (on a free and clear basis), in such number reflecting the quotient which is (x) the Claimed Amount, divided by the Transaction Stock Price , and/or (ii) in case that the number of Common Stock then owned surrenderable by Seller at such time shall be insufficient, the Seller shall, promptly pay Parent, such cash amount reflecting the balance between the Claimed Amount and the value of the Common Shares so surrendered, or (iii) at Seller’s option, pay Parent such cash amount reflecting the Claimed Amount.

10.4.3.2. in case of Indemnifying Party being the Parent, then the Parent will, at Parent’s election, either (i) issue to Seller such number of Common Stock in such number reflecting the quotient which is (x) the Claimed Amount, divided by (y) Transaction Stock Price or (ii) pay Seller such cash amount reflecting the Claimed Amount.

10.4.3.3. If the Indemnifying Party in the Response Notice agree that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), then the respective Indemnifying Party shall act in accordance with the mechanism set forth in Section 10.4.3, which shall apply, mutatis mutandis, with respect to the Agreed Amount.

10.4.4. If any Response Notice indicates that there is a Contested Amount, or if no Response Notice is received by the Indemnified Party from Indemnifying Party prior to the expiration of the Dispute Period in accordance with Section 10.4.2, the Indemnifying Party and the Indemnified Party may attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnifying Party and the Indemnified Party resolve such dispute, such resolution shall be binding on the Indemnifying Party, and such Indemnified Party and a settlement agreement stipulating the amount owed to such Indemnified Party (the “Stipulated Amount”) shall be signed by such Indemnified Party, Indemnifying Party, and the Seller and Parent (as applicable). In such event, the Parties shall act in accordance with the mechanism set forth in Section 10.4.3, which shall apply, mutatis mutandis (and for such purpose the Stipulated Amount shall be deemed as the Claimed Amount).

10.4.5. In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnified Party, on the one hand, and the Indemnifying Party on the other hand, or it is a matter that is subject to an Action asserted or commenced by a third party brought against the Indemnified Party in a litigation or arbitration), an action to resolve such dispute may be brought in accordance with Subsection 10.

10.5. Limits on Indemnification and Liability

10.5.1. Except (a) for Fraud Matters in which case the limitations of liability in this paragraph shall not apply, the aggregate liability of Parent shall not exceed the value of US$4,500,000 and be made in Parent Common Stock based on the Transaction Stock Price, as herein provided, and, (b) in case of (i) Fraud Matters set forth in this Agreement in which case the limitations of liability in this paragraph shall not apply, and/or (ii) in connection with a breach of Seller Fundamental Reps in which case Seller’s liability shall not exceed US$4,500,000, the aggregate liability of Seller shall not exceed US$675,000. Except as set forth in Section 10.4.3 (as applied in other provisions under Section 10), Seller’s indemnity undertakings shall be limited solely to the Common Stock held by it. Parent may satisfy its indemnity obligations either by issuance of Common Stock or by cash pursuant to the mechanism set in Section 10.4.3 (as applied by other provisions under Section 10).

10.5.2. Notwithstanding anything to the contrary contained in this Agreement, neither Indemnifying Party be liable for any claim for indemnification pursuant to this Agreement unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party equals or exceeds US$25,000, and provided that Indemnifying Party shall only be liable for any individual Loss or group of related Losses in excess of US$5,000.

10.5.3. The indemnification provisions under this Section 10 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Party provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief (provided that no Party shall seek enforcement where the Parent Undertakings requirements were triggered and fulfilled).

10.5.4. Neither Party shall be liable for any special, indirect, incidental, punitive or consequential loss, such as loss of business opportunities or loss of goodwill, whether in respect of any misrepresentation, breach of contract (other than willful breaches or Fraud Matters), tort, statutory duty or otherwise, which arises out of or in connection with this Agreement, its subject matter or any transaction contemplated hereunder.

10.5.5. The amount of any Loss for which indemnification is provided shall be net of (i) any amounts recovered by any Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (ii) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each source of recovery referred to in clauses (i) and (ii), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any indemnification payment is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 10, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 10 had such receipt occurred at the time of such payment. Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

10.6. Paying Agent Fees.

10.6.1. All fees of the Paying Agent for performance of its duties under this Agreement and the Paying Agent Agreement shall be borne by the Seller, up to an amount of US$2,500 plus VAT per annum, and any excess amount shall be borne by Parent.

10.7. Piggy-Back Registration.

10.7.1. If at any time during the period commencing on the issuance by Parent of Parent Common Stock in favor of a Seller Indemnified Party pursuant to Parent’s indemnity obligations hereunder, as set forth in Section 10.4 [Claims Procedure] (the “Indemnity Shares”), and ending upon the earlier of the sale of all of the Indemnity Shares or when such Indemnity Shares may be sold without restriction pursuant to Rule 144, there is not an effective registration statement covering all of the Indemnity Shares and the Parent shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Parent’s share option or other employee benefit plans, then the Parent shall deliver to each Seller Indemnified Party who has received Indemnity Shares, a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, any such Seller Indemnified Party shall so request in writing, the Parent shall include in such registration statement all or any part of such Indemnity Shares such holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

11. MISCELLANEOUS

11.1. Applicable Law. This Agreement shall be governed by, and construed in accordance with the substantive laws of the State of Israel without giving effect to its principles or rules of conflicts of laws. The competent courts of the Tel Aviv district, shall have exclusive jurisdiction to hear all disputes arising in connection with this Agreement, and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

11.2. Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that two parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or PDF transmission, such signature shall constitute a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or PDF signature page were an original thereof.

11.3. Entire Agreement. This Agreement and its exhibits and schedules constitute the full and entire agreement, covenants, promises and understandings between the Parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the Parties (or by any Party to another), written or oral, concerning the subject matter hereof and the terms applicable hereto.

11.4. Amendment & Waivers. Any term of this Agreement may be amended and the non-observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Seller and the Parent.

11.5. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.6. Notice. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission) or by e-mail transmission, addressed as set forth below:

Seller:

Chutzpah Holdings Limited and Plantae Bioscience Ltd.

Attention:

Tel:

e-mail:

with a copy to (which shall not constitute service of process):

Naschitz, Brandes, Amir & Co.

5 Tuval St., Tel-Aviv-Yafo 6789717, Israel

Attention: Shai Dill, Adv; Tuvia Geffen, Adv.

Email: sdill@nblaw.com; tgeffen@nblaw.com

Parent / Purchaser:

Pluri, Inc.; Pluri Biotech Ltd.

Attention:Mrs. Liat Zalts, CFO

Tel: +972-74-710-7237

e-mail: liat.zalts@pluri-biotech.com

with a copy to (which shall not constitute service of process):

Sullivan & Worcester Tel-Aviv.

28 HaArba’a St. HaArba’a Towers, Northern Tower

35th Floor, Tel-Aviv, Israel

Attention: Tamir Chagal, Adv.; Oded Har-Even, Esq.

Email: tchagal@sullivanlaw.co.il; ohareven@sullivanlaw.com

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person shall be deemed to have been given upon delivery. Notices and other communications delivered e-mail transmission (in either case with confirmation of receipt), shall be deemed to have been given as of one business day after sending thereof. All notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

11.7. Expenses. Each Party shall bear its own fees and expenses in connection with the negotiations and drafting of this Agreement, and all related documents and actions.

11.8. Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

[Remainder of Page Left Intentionally Blank]

[Signature Page to Follow]

Signatures page – Share Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement as of the date first above written.

PARENT:

Pluri, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

PURCHASER:

Pluri Biotech Ltd.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SELLERS:

Chutzpah Holdings Limited

By:
Name:
Title:
Date:

Plantae Bioscience Ltd.

By:
Name:
Title:
Date:

Schedule A

LIST OF SELLERS

	Sold Holdings in Kokomodo		Consideration Shares (Common Stock)*
Name	Ordinary Shares	Preferred Seed-1 Shares
Plantae Bioscience Ltd.	400,000		679,053
Chutzpah Holdings Limited		175,000	297,086

*	or such other allocation of the Consideration Shares among the Seller entities as the Seller shall inform the Parent in writing prior to Closing (provided that such amendment shall not adversely affect Parent or Purchaser).

Schedule 5.7

Authorized Share Capital

The authorized share capital of the Parent on the date hereof is 37,500,000.